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                                                                  EXHIBIT 10.8


                   LEASE TERMINATION AND SETTLEMENT AGREEMENT

         THIS LEASE TERMINATION AND SETTLEMENT AGREEMENT is made and entered on June 13, 1996, by and between MARVIN GRALNICK, BARRY SZUMLANSKI AND LYNN MANN (collectively, "Landlord") and CHICO'S FAS, INC. , a Florida corporation ("Tenant").

                                   RECITALS:

         1. Landlord and Tenant are bound under a valid and existing Lease Agreement, dated February 1, 1988 (the "Existing Lease") for the lease and rental of land and a building thereon located in the City of Fort Myers, Lee County, Florida, and having a street address of 11580 Marshwood Lane, Fort Myers, Florida (the "Premises"). As of June 1, 1996 the Lease has an unexpired term of one (1) year and eight (8) months, and will expire on January 31, 1998 (the "Unexpired Term"). Tenant has asked Landlord to cancel the Existing Lease and relieve Tenant of its obligations thereunder, substituting for such obligations those set forth in this Agreement.

         2. As an inducement to Landlord to cancel the Lease, Tenant has procured a prospective new tenant for the Premises, being Steve Hanna and Becky Hanna, individually (collectively, the "New Tenant"). Landlord has evaluated the creditworthiness and business of the New Tenant and, having determined to Landlord's satisfaction that New Tenant is financially responsible, desires to enter into a new lease agreement of the Premises with New Tenant ("New Lease"). As a further inducement to Landlord to cancel the Existing Lease and to enter into the New Lease, Tenant is willing to pay to Landlord, subject to execution and delivery of the New Lease, on a monthly basis, a fixed monthly contribution equal to the positive difference between the rent that would have been payable under the Existing Lease (with due regard for any future increases in rent that might have occurred under the terms of the Existing Lease) and the rent payable under the New Lease (the "Rent Differential"). Tenant will continue to pay the Rent Differential to Landlord until the date that the Existing Lease would have expired pursuant to its terms, that is, until January 31, 1998.

         3. For information purposes, as of May 1, 1996, the base rent payable under the Existing Lease would be $13,543.34 per month. Such base rent would be subject to increase on February 1, 1997 by multiplying the base rent payable during the preceding twelve month period by the greater of five percent (5%) or the annual increase in the level of the United States Bureau of Labor Statistics Consumer Price Index since the previous adjustment date. The term of the New Lease will be three (3) years, commencing upon the date that the new Tenant receives a zoning variance to permit the operation of a roller skating rink on the Premises. The rent proposed to be paid under the New Lease is $80,000 annually, payable in monthly installments of $6,666.66, plus applicable sales and rental tax, commencing thirty (30) days after the term of the New Lease commences. The rental rate under the New Lease will not be subject to increase during the entire term of the New Lease.

         4. As a further inducement to Landlord to cancel the Existing Lease, Tenant is willing to pay, for Landlord's benefit, one hundred percent (100%) of the real estate brokerage commission payable in connection with procuring the New Lease, as hereinafter provided. Tenant is also willing to pay, for Landlord's benefit, the entire amount of the annual real estate taxes and assessments for
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the Premises, beginning with the 1996 tax year and continuing until the 1998 tax year in which the Existing Lease expires, with Tenant's liability for the first and last partial tax years being prorated between Landlord and Tenant.

         5. The New Lease provides that the landlord thereunder will pay the cost of a roof inspection, perform certain air conditioning maintenance and remove all racks and equipment from the demised premises. Tenant agrees to pay all such costs for the benefit of Landlord.

         6. In addition to Tenant's obligation to pay the Rent Differential, the real property taxes and the other amounts set forth above, until January 31, 1998 (but not thereafter), Landlord has requested that Tenant unconditionally guarantee to Landlord payment of the rent, real estate taxes, and any other consideration payable under the New Lease, if and to the extent
that New Tenant fails to pay such obligations as and when due.   Tenant is
willing to make such a guaranty in favor of Landlord.

         NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Agreement, Landlord and Tenant, agreeing to be bound legally, hereby agree as follows.

1. RECITALS. The above recitals are true and correct and are an integral part of this Agreement.

2. CONDITION OF THIS AGREEMENT. Notwithstanding any provision of this Agreement to the contrary, all rights and obligations of Landlord and Tenant under this Agreement are subject to the condition precedent that Landlord and New Tenant shall have entered into the New Lease with New Tenant, on terms and conditions satisfactory to Landlord and Tenant, in their sole and absolute discretion, simultaneous with the execution and delivery of this Agreement. If such condition fails to occur, then this Agreement shall be null and void and without any effect whatsoever.

3.       CANCELLATION OF EXISTING LEASE.  Subject to the condition set forth in
Section 2 above, Landlord and Tenant hereby (a) cancel the Existing Lease and terminate all obligations thereunder to the extent accruing from and after the date of this Agreement, and (b) agree that Tenant's liability to Landlord shall lie solely upon and subject to the terms and conditions of this Agreement. The parties intend this Agreement to serve as a complete substitute for the Existing Lease and a novation of the obligations of the parties thereunder.

4.       OBLIGATIONS OF TENANT AND LANDLORD.

         a. Tenant hereby agrees to pay to Landlord, in monthly installments, the following: (a) a sum equal to the rent and other consideration payable under the Existing Lease until the date that New Tenant commences paying the rent under the New Lease and (b) thereafter, the Rent Differential, with the first such payment to be due on the date that New Tenant is obligated to begin paying rent under the New Lease. The first payment will be prorated through the end of the month in which such first payment is due. Each subsequent monthly payment of the Rent Differential will be due and payable on the first day of each month, continuing until the last such payment is due on



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January 1, 1998.  The parties agree that the foregoing payments of Rent
Differential do not constitute rent or consideration for occupancy of real property, but rather are liquidated consideration for settlement of a financial obligation of Tenant arising out of cancellation of the Existing Lease. Accordingly, no sales or rental tax will be collected or payable in connection with payments of the Rent Differential under this Agreement.

         b. In addition to the foregoing, Tenant agrees to pay for the account of Landlord one hundred percent (100%) of the real estate brokerage commission that will become due to Shaffer & Associates, licensed Florida real estate brokers, as Tenant and the brokers may determine. The total commission will be $17,654.00.

         c. Tenant hereby agrees to pay for Landlord's benefit all ad valorem real estate taxes and assessments imposed against the Premises (the "Taxes") to the extent accruing between the date of Delivery of Possession and January 31, 1998, with liability for the 1998 tax year to be prorated in a fair and equitable manner between the parties upon Landlord's receipt of the bill for such tax year, whereupon Tenant will remit its proportionate share to Landlord promptly.

         d. In addition to Tenant's obligation to pay the Rent Differential, as set forth above, until January 31, 1998 (but not thereafter), Tenant unconditionally guarantees to Landlord payment of the rent and other consideration payable under the New Lease, if and to the extent that New Tenant fails to pay such obligations as and when due. Landlord agrees to give Tenant simultaneous notice of any default by New Tenant in payment or performance of its obligations under the New Lease.

5. NO VERBAL MODIFICATION; ENTIRE AGREEMENT. This Agreement may not be changed, modified, discharged, or terminated orally or in any manner other than by an agreement in writing signed by Landlord and Tenant. This Agreement set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the subject matter hereof and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth.

6. ATTORNEYS' FEES AND COSTS. The prevailing party in any litigation or other proceedings arising between Landlord and Tenant from time to time will be entitled to recover from the non-prevailing party the reasonable attorneys' and paralegal assistants' fees, costs and expenses incurred by such party, in connection with the enforcement of this Agreement or any judicial declaration of the rights of the parties hereunder, whether or not suit is brought, and whether such fees, costs and expenses are incurred before, during or at trial, on appeal or in bankruptcy or reorganization proceedings.

7. BINDING EFFECT. This Agreement is applicable to the Lease and shall be applicable to and binding upon the heirs, representatives, successors and assigns of Landlord and Tenant.

8. NOTICES. Any notice or demand that must or may be given by Landlord or Tenant under this Agreement shall be in writing, and shall be deemed given on the date personally delivered to the party





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for which intended, or one (1) day after deposit in Federal Express or other courier that guarantees next day delivery, or five (5) days after deposit in the United States First Class Mail, registered or certified, return receipt requested, postage prepaid, addressed to the party for which intended at the addresses first set forth above.

9. WAIVER. The waiver by either party to this Agreement of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.

10. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Agreement.

11. PARTIAL INVALIDITY. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law.

12. CHOICE OF LAW AND VENUE. Landlord and Tenant agree that venue for any action or proceeding relating to construction, interpretation or enforcement of this Agreement is proper in any court of competent jurisdiction in Lee County, Florida. This Agreement shall be construed, governed, interpreted and enforced according to the law of the State of Florida.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement effective as of the date and year first above written.

Signed, Sealed and Delivered
in the Presence of:


 /s/ Kathleen Mc Menanz                        /s/ Barry Szumlanski
--------------------------------              --------------------------------
                                               BARRY SZUMLANSKI


/s/ Illegible
--------------------------------
As to Barry Szumlanski



/s/ Karen Fannenhalz                           /s/ Marvin Gralnick
--------------------------------              --------------------------------
                                               MARVIN GRALNICK






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/s/
--------------------------------
As to Marvin Gralnick



/s/                                           /s/ Lynn Mann
--------------------------------              --------------------------------
                                               LYNN MANN


/s/
--------------------------------
As to Lynn Mann                                    "LANDLORD"



Signed, Sealed and Delivered
in the Presence of:                           CHICO'S FAS, INC., A FLORIDA
                                              CORPORATION



/s/ Robin Martin                              By:  /s/ Scott A. Edmonds
--------------------------------              --------------------------------
                                              Name: Scott A. Edmonds
                                              As its Senior Vice President

/s/                                                (CORPORATE SEAL)
--------------------------------
As to Chico's FAS, Inc.










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